Exhibit 10.21

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT
THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 23, 2017 by and between COLISEUM CAPITAL PARTNERS, L.P., a Delaware limited partnership (“CCP”), COLISEUM CAPITAL PARTNERS II, L.P., a Delaware limited partnership (“CCP II”), BLACKWELL PARTNERS, LLC - SERIES A, a Delaware limited liability company (“Blackwell”), and COLISEUM SCHOOL BUS HOLDINGS, LLC, a Delaware limited liability company (“School Bus Holdings” and, together with CCP, CCP II, and Blackwell, the “Sellers” and each, individually, a “Seller”), and BLUE BIRD CORPORATION, a Delaware corporation (the “Company”).
W I T N E S S E T H:
WHEREAS, the Sellers are the owners of the shares of Common Stock, Preferred Stock and Warrants (each as defined in Section 6 of this Agreement) set forth on Annex A hereto (such shares of Common Stock and Preferred Stock and the Warrants being collectively referred to herein as the “Transaction Securities”); and
WHEREAS, the Sellers desires to sell to the Company, and the Company desires to purchase from the Sellers, the Transaction Securities.
NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
Section 1.Purchase and Sale of Transaction Securities.
(a)Purchase and Sale. Each Seller hereby sells, conveys, assigns and delivers to the Company at the Closing (as defined below), free and clear of all Encumbrances and Transfer Restrictions (each as defined in Section 6 of this Agreement), other than Transfer Restrictions under applicable securities laws or as may be contained in the documents issuing such securities to such Seller, and the Company hereby purchases, acquires and accepts from each Seller at the Closing, the Transaction Securities, together with all rights to receive dividends, interest or other amounts with respect to the Transaction Securities and all other rights relating thereto (the “Transaction”).
(b)Closing. The closing of the Transaction (the “Closing”) shall take place on a date to be determined by the Company (in its sole discretion), but no later than the third (3rd) Business Day immediately following the date hereof (the “Closing Date”) at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153. The Company shall notify each Seller of the date of the Closing as promptly as practicable.
(c)Purchase Price. At the Closing, (i) the Company shall pay, or cause to be paid, to each Seller, an aggregate amount in cash as set forth opposite such Seller’s name on Annex A (the “Purchase Price”), and (ii) each such Seller shall deliver, or cause to be delivered, to the Company, the Transaction Securities, such delivery to be effected in accordance with Section 5(a) of this Agreement.
Section 2.Representations and Warranties of the Seller. Each Seller hereby represents and warrants to the Company on the date hereof and as of the Closing Date as follows:
(a)Capacity; Due Authorization and Execution; Enforceability. Each such Seller has the power and capacity to enter into this Agreement and to consummate the Transaction. The execution, delivery, and performance by such Seller of this Agreement and the consummation by such Seller of its obligations

Exhibit 10.21

hereunder have been duly authorized by all necessary action by such Seller. This Agreement has been duly and validly executed and delivered by each Seller and constitutes the legal, valid and binding obligation of such Seller, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors’ rights generally, and by legal and equitable limitations on the availability of specific remedies. Any person signing this Agreement on behalf of such Seller has been duly and validly authorized and empowered to do so and has the authority to bind such Seller and to effectuate the transactions contemplated by this Agreement.
(b)No Contravention; No Conflict. The execution, delivery and performance by such Seller of this Agreement and consummation by such Seller of the Transaction do not and will not (i) violate any decree or judgment of any court or other governmental authority applicable to or binding on such Seller or its affiliates, (ii) violate any provision of any statute, rule or regulation applicable to such Seller or its affiliates, (iii) conflict with, or result in any violation of, any provision of any organizational document of such Seller or (iv) violate or result in a default under any material contract to which such Seller, its affiliates or any of their respective assets or properties are bound. No consent or approval of, or filing by such Seller with, any governmental authority or other person not a party hereto is required for the execution, delivery and performance by such Seller of this Agreement or the consummation of the Transaction by such Seller, other than routine securities law filings.
(c)Beneficial Ownership; No Encumbrances; Transfer Restrictions. Each Seller is the sole record and beneficial owner of the Transaction Securities set forth opposite its name on Annex A hereto, free and clear of any Encumbrances, and upon the transfer of the Transaction Securities to the Company, the Company shall acquire good title thereto, free and clear of any Encumbrances or Transfer Restrictions, other than Transfer Restrictions arising solely under applicable securities laws or as may be contained in the documents issuing such securities to such Seller. The Transaction Securities constitute 100% of the Common Stock, Preferred Stock and Warrants owned by each Seller and managed by Coliseum Capital Management, LLC (“CCM”) pursuant to an investment management agreement. CCM and its affiliates do not own or manage any accounts that own any other securities convertible into, or rights to acquire, any Transaction Securities.
(d)Information. Each Seller acknowledges that the Company, at the time of the Transaction, possesses a significant amount of Information not known to the Seller. Each Seller acknowledges that it has not requested the Company to disclose, and the Company has not disclosed, such Information to such Seller. Such Information, if known, might affect such Seller’s decision to enter into this Agreement and perform its terms, and/or the price at which such Seller would be willing to sell the Transaction Securities.
(e)Seller’s Information and Investment Experience and Sophistication. Each Seller, by reason of, among other things, the Seller’s business, investment and financial experience and sophistication, acknowledges that it is capable of evaluating the merits and risks of the Transaction and of protecting its own interests in connection with the Transaction. Each Seller is an experienced and sophisticated purchaser and seller of securities of various types and kinds, including but not limited to securities similar to and/or identical to the Transaction Securities.
(f)Required Protections. Each Seller wishes to enter into the Transaction for such Seller’s own business and investment purposes. Each Seller acknowledges that the Company would not enter into the Transaction with such Seller in the absence of the protections afforded to the Company by the Seller’s representations, warranties and agreements set forth in this Section 2 and the releases and waivers set forth in this Section 2 and elsewhere in this Agreement, and that such Seller is providing such representations, warranties, agreements, releases and waivers contained in this Agreement as a material and necessary inducement to the Company to consummate the Transaction (without which the Company would not consummate the Transaction).
(g)Independent Evaluation; Big-Boy Representations. Each Seller has conducted an independent evaluation of the Transaction Securities to determine whether to engage in the Transaction and has advised the Company that it intends to base its determination to proceed solely on publicly available information,

Exhibit 10.21

even if there is a material discrepancy between publicly available information and Information. Each Seller is voluntarily assuming all risks associated with any Information and expressly warrants and represents that (x) such Seller disclaims the existence of or its reliance on, any representation by the Company concerning any Information and (y) such Seller is not relying on any disclosure or non-disclosure made or not made, or the completeness thereof, in connection with or arising out of the sale of the Transaction Securities, and therefore has no claims against the Company with respect thereto. If any such claim may exist, such Seller, recognizing its disclaimer of reliance and the Company’s reliance on such disclaimer as a condition to entering into this Agreement, covenants and agrees not to assert any such claim (and hereby waives any such claim) against the Company or any of the Company’s officers, directors, shareholders, partners, representatives, agents or affiliates. Each Seller further represents and acknowledges that: (i) it is an accredited investor (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933), with sufficient knowledge and experience in transactions comparable to the Transaction to evaluate the merits and risks of this Agreement; (ii) it is selling the Transaction Securities solely for its own account; and (iii) the Company is relying upon such acknowledgements and representations as a condition to entering into this Agreement.
(h)Review with Counsel and Other Advisors. Each Seller has had the opportunity to consult with such Seller’s own counsel and financial and other advisors with respect to this Agreement, the terms hereof and the transactions to be consummated hereunder and has executed and delivered this Agreement freely and voluntarily.
(i)Sole Representations or Warranties. Each Seller acknowledges that the Company is not making any representations or warranties to such Seller, and such Seller is not relying on any statements, whether oral or written, which may have been made at any time by the Company or on the Company’s behalf, except for those representations and warranties of the Company expressly set forth in Section 3 of this Agreement.
Section 3.Representations, Warranties and Agreements of the Company. The Company hereby represents and warrants to each Seller on the date hereof and as of the Closing Date as follows:
(a)Capacity; Due Authorization and Execution; Enforceability. The Company has the power and capacity to enter into this Agreement and to consummate the Transaction. The execution, delivery, and performance by the Company of this Agreement and the consummation by the Company of its obligations hereunder have been duly authorized by all necessary action by the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors’ rights generally, and by legal and equitable limitations on the availability of specific remedies. Any person signing this Agreement on behalf of the Company has been duly and validly authorized and empowered to do so and has the authority to bind the Company, as the case may be, and to effectuate the transactions contemplated by this Agreement.
(b)No Contravention; No Conflict. The execution, delivery and performance by the Company of this Agreement and consummation by the Company of the Transaction do not and will not (i) violate any decree or judgment of any court or other governmental authority applicable to or binding on the Company, (ii) violate any provision of any statute, rule or regulation which is applicable to the Company, (iii) conflict with, or result in any violation of, any provision of any organizational document of the Company or (iv) violate or result in a default under any material contract to which the Company or any of the Company’s assets or properties are bound. No consent or approval of, or filing by the Company with, any governmental authority or other person not a party hereto is required for the execution, delivery and performance by the Company of this Agreement or the consummation of the Transaction by the Company.
(c)No Other Rights. No holder of any equity interest in the Company is entitled to any “right of first offer,” “right of first refusal,” “drag along”, “tag along” or analogous rights in connection with the Transaction pursuant to an agreement with the Company. No “fair price,” “interested stockholder,” “business

Exhibit 10.21

combination”, “control share acquisition” or other anti-takeover provision of the certificate of incorporation or bylaws of the Company, or of any statue, rule or regulation, is applicable to the Transaction.
(d)Broker. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of the Company.
(e)Independent Evaluation and Reliance. Other than for the representations and warranties of each Seller in Section 2, the Company is not relying in any respect on, and neither the Sellers nor any affiliate of any Seller shall have liability to the Company or its affiliates with respect to, any representation, warranty or statement, whether oral, express or implied, made or provided by any of the Sellers or their respective affiliates in entering into this Agreement or in consummating any of the transactions contemplated hereby.
Section 4.Covenants.
(a)Transfer of the Transaction Securities. Each Seller shall provide to the Company prior to Closing all customary documentation required or requested by the Company to effect the transfer of the Transaction Securities on the books of the Company, including as set forth in Section 5 below. In the event that after the Closing any additional agreements, instruments or other actions are required in the reasonable opinion of any of the parties hereto or any other person or entity in order to effectuate the intent and purposes of this Agreement and the transactions contemplated hereby, the parties hereto shall prepare, execute and deliver such additional agreements and other instruments in mutually acceptable form, and take such other further actions as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby.
(b)Registration Rights Agreement. Effective upon the Closing Date, each Seller hereby waives any and all rights that the Seller or any Seller Investor may have under that certain registration rights agreement, dated February 24, 2015, by and among Coliseum School Bus Holdings, LLC, Coliseum Capital Partners, L.P., Blackwell Partners, LLC - Series A and Coliseum Capital Partners II, L.P., the Company and the other parties named therein.
(c)Waiver of Board Right. Effective upon the Closing Date, each Seller hereby waives any and all rights that such Seller may have under that certain letter agreement, dated as of February 18, 2015, by and among The Traxis Group B.V. and the Sellers, including any right to appoint a representative to the board of directors of the Company (the “Board”).
Section 5.Deliveries and Payments.
(a)Deliveries by the Sellers. In making the delivery of the Transaction Securities contemplated by Section 1(c) of this Agreement, at the Closing (i) each Seller shall take such action (with the cooperation of the Company) as may be required to cause the shares of Common Stock, Preferred Stock and Warrants to be delivered to the Company, (ii) the Company shall cause its transfer agent to reflect the Company’s receipt of the Transaction Securities, and (iii) the Sellers shall deliver to the Company a duly executed letter of resignation by Mr. Adam Gray from the Board, any committees of the Board and any similar position held in any subsidiary of the Company.
(b)Payment by the Company. In making the payment contemplated by Section 1(c) of this Agreement, at the Closing the Company shall pay or cause to be paid, against the delivery of the Transaction Securities, the Purchase Price by wire transfer of immediately available funds to the account designated by the Sellers on Annex A hereto.
Section 6.Certain Definitions. When used in this Agreement, the following terms shall have the meanings set forth below:
“Common Stock” means the Company’s common stock, par value $0.0001 per share.
“Encumbrance” means any pledge, hypothecation, assignment, lien, stock legend, restriction, charge, claim, security interest, option, right of first refusal, preference, priority or other preferential arrangement of any kind or nature whatsoever.

Exhibit 10.21

“Information” means information regarding the Transaction Securities and the business, assets, liabilities, results of operations, management, financial projections, financial condition, and other aspects of the Company and/or its affiliates.
“Preferred Stock” means the Company’s 7.625% Series A Convertible Cumulative Preferred Stock, par value $0.0001 per share, of the Company, issued pursuant to the Company’s Second Amended and Restated Certificate of Incorporation, dated as of February 24, 2015.
“Transfer Restriction” means, with respect to any security or other property, any condition to or restriction on the ability of the holder thereof to sell, assign or otherwise transfer such security or other property or to enforce the provisions thereof or of any document related thereto, whether set forth in such security or other property itself or in any document related thereto or arising by operation of law, including, without limitation, such conditions or restrictions arising under federal, state or foreign laws or under any contracts, arrangements or agreements.
“Warrants” means the Company’s warrants to acquire Common Stock issued pursuant to that certain Warrant Agreement, dated as of January 16, 2014, between Continental Stock Transfer & Trust Company and the Company.
Section 7.Entire Agreement; Amendment and Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, except as otherwise expressly agreed contemporaneously with the execution of this Agreement, supersedes any prior agreements between the parties, written or oral. This Agreement may be amended or modified only by a writing signed by the parties hereto.
Section 8.Governing Law; Jurisdiction and Venue. This Agreement is made under and shall be governed by the laws of the State of New York without giving effect to the principles of conflicts of laws or choice of laws thereof. The parties hereto expressly agree that, with respect to any dispute, litigation or other matter relating to or arising out of the relationships contemplated by this Agreement, exclusive jurisdiction and venue thereof shall be in the Federal Court of the United States located in the Southern District of New York.
Section 9.Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY LAWSUIT, PROCEEDING OR ACTION TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR TO BE DELIVERED IN CONNECTION WITH THIS AGREEMENT AND AGREES THAT ANY LAWSUIT, PROCEEDING OR ACTION WILL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY.
Section 10.Assignment; Binding Effect. No party hereto may transfer, sell, encumber, appoint agents with respect to, or assign its rights or obligations under this Agreement in whole or in part without the prior written consent of the other parties to this Agreement. Without limiting any other rights or remedies of the parties, any assignment by a party in violation of the foregoing shall be of no force and effect and void ab initio. Without limiting any of the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and any permitted assigns.
Section 11.Counterparts; Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Agreement may be conveyed by electronic transmission and shall be binding upon the parties so transmitting their signatures. Counterparts with original signatures shall be provided to the other parties following the applicable electronic transmission; provided, however, that failure to provide the original counterpart shall have no effect on the validity or the binding nature of this Agreement.

Exhibit 10.21

Section 12.No Strict Construction. This Agreement has been jointly drafted by the parties hereto, after negotiations and consultations with their respective counsel. This Agreement shall not be construed more strictly against one party than against the other party.
Section 13.Schedule 13D Amendment; Other Public Announcements. The Sellers agree that they shall, promptly after the execution of this Agreement, file an amendment to their Schedule 13D in order to disclose the Transaction. The Seller will provide to the Company for its review, at least one (1) business day prior to the filing of such amendment to its Schedule 13D, a draft copy of such amendment and will consider in good faith any comments provided by the Company to such draft amendment. Without the prior written consent of the other party, no party to this Agreement shall, directly or indirectly, make or cause to be made, any press release, filing or other public disclosure relating to the Transaction or this Agreement, provided, however, that a party may disclose such information if required by applicable law, regulation or legally binding request by any regulatory authority, after consultation with the other parties and after being advised by its outside legal counsel that such disclosure is so legally required; and provided, further, that in such event the disclosing party shall, except to the extent advance notice of such disclosure would cause the disclosing party to violate applicable law or regulation, provide advance notice of such disclosure to the other parties together with a copy of the anticipated disclosure (or such portions thereof that relate to the other party or to the terms of this Agreement) and give the other party the opportunity to reasonably comment on such portions of the disclosure.
Section 14. Several Obligations. The representations, warranties and agreements of the Sellers hereunder are several and not joint.
Section 15.Survival of Representations and Warranties. The representations and warranties set forth in this Agreement shall survive in full force and effect indefinitely.

Exhibit 10.21

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.
COLISEUM CAPITAL PARTNERS, L.P.
COLISEUM CAPITAL PARTNERS II, L.P.
By: Coliseum Capital, LLC, its general partner

By:	/s/ Adam Gray
Name:	Adam Gray
Title:	Manager

COLISEUM SCHOOL BUS HOLDINGS, LLC
By: Coliseum Capital Management, LLC, its Manager

By:	/s/ Adam Gray
Name:	Adam Gray
Title:	Manager

BLACKWELL PARTNERS, LLC - SERIES A
By: Coliseum Capital Management, LLC, Attorney-in-Fact

By:	/s/ Adam Gray
Name:	Adam Gray
Title:	Manager

BLUE BIRD CORPORATION

By:	/s/ P. Tighe
Name:	P. Tighe
Title:	CFO

Exhibit 10.21

ANNEX A
Sellers/Purchase Price/Wire Instructions

Seller	Transaction Securities Owned	Purchase Price	Wire Instructions
Coliseum School Bus Holdings, LLC	100,000 shares of Preferred Stock	$ 16,434,587.45	Bank: Connecticut Community Bank, N.A. ABA#: 021113251 Account name: Coliseum School Bus Holdings, LLC Account #: 1346204
Coliseum Capital Partners, L.P.	625,923 shares of Common Stock 310,505 Warrants	$ 12,783,519.33	Chase Manhattan Bank, NY ABA# 021-000-021 F/A/O Goldman Sachs & Co, NY A/C# 930-1-011483 F/F/C Coliseum Capital Partners, LP A/C# 002-34086-7
Coliseum Capital Partners II, L.P.	24,951 shares of Common Stock 85,790 Warrants	$ 772,035.40	Chase Manhattan Bank, NY ABA# 021-000-021 F/A/O Goldman Sachs & Co, NY A/C# 066642426 F/F/C Coliseum Capital Partners II, LP A/C# 002-50879-4
Blackwell Partners, LLC - Series A	91,692 shares of Common Stock 115,705 Warrants	$ 2,123,701.18	Chase Manhattan Bank, NY ABA# 021-000-021 F/A/O Goldman Sachs & Co, NY A/C# 930-1-011483 F/F/C Blackwell Partners, LLC, Series A A/C# 002407583